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                                                                    Exhibit 23.1

                               Consent of KPMG LLP

The Board of Directors
Navigant Consulting, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-53506, 333-81680, and 333-30267) on Form S-8 of Navigant Consulting, Inc. of our report dated February 15, 2002 relating to the consolidated balance sheets of Navigant Consulting, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Navigant Consulting, Inc.

                                               /s/ KPMG LLP

Chicago, Illinois
March 20, 2002